Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Baxalta Incorporated of our report dated April 10, 2015, except for earnings per common share information disclosed on the combined statement of income and in Note 1 to the combined financial statements, as to which the date is September 1, 2015, relating to the combined financial statements of the Biopharmaceuticals Business of Baxter International Inc., which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 26, 2016